STOCK PURCHASE AGREEMENT


                                  by and among


                          Fields Aircraft Spares, Inc.,
                                    as Buyer

                                       and

                  Each of the individuals listed on Exhibit "A"
                                   as Sellers


                           Dated as of January 2, 1998

                                TABLE OF CONTENTS


         1.       DEFINITIONS.................................................1
                  1.1      Applicable Contract................................1
                  1.2      Best Efforts.......................................1
                  1.3      Breach.............................................2
                  1.4      Buyer..............................................2
                  1.5      Board..............................................2
                  1.6      Closing............................................2
                  1.7      Closing Date.......................................2
                  1.8      Company............................................2
                  1.9      Consent............................................2
                  1.10     Contemplated Transactions..........................2
                  1.11     Contract...........................................2
                  1.12     Damages............................................2
                  1.13     Encumbrance........................................2
                  1.14     Environment........................................3
                  1.15     Environmental, Health, and Safety Liabilities......3
                  1.16     Environmental Law..................................3
                  1.17     ERISA..............................................4
                  1.18     Facilities.........................................4
                  1.19     Financial Presentation.............................4
                  1.20     Governmental Authorization.........................4
                  1.21     Governmental Body.  ...............................4
                  1.22     Hazardous Activity.................................5
                  1.23     Hazardous Materials................................5
                  1.24     IRC................................................5
                  1.25     IRS................................................5
                  1.26     Knowledge..........................................5
                  1.27     Legal Requirement..................................6
                  1.28     Long-Term Debt.....................................6
                  1.29     Management Sellers.................................6
                  1.30     Noncompetition Agreements..........................6
                  1.31     Nonmanagement Sellers.  ...........................6
                  1.32     Occupational Safety and Health Law.................6
                  1.33     Order..............................................6
                  1.34     Ordinary Course of Business........................6
                  1.35     Organizational Documents...........................7
                  1.36     Person.............................................7
                  1.37     Proceeding.........................................7

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

                  1.38     Purchase Price.....................................7
                  1.39     Related Person.....................................7
                  1.40     Release............................................8
                  1.41     Representative.....................................8
                  1.42     Reverse Stock Split................................8
                  1.43     Securities Act.....................................8
                  1.44     Sellers............................................8
                  1.45     Shares.............................................9
                  1.46     Tax Return.........................................9
                  1.47     Threat of Release..................................9
                  1.48     Threatened.........................................9

         2.       SALE AND TRANSFER OF SHARES; CLOSING........................9
                  2.1      Shares.............................................9
                  2.2      Purchase Price.....................................9
                  2.3      Buyer's Further Obligations.......................10
                  2.4      Closing...........................................10
                  2.5      Closing Obligations...............................10

         3.       REPRESENTATIONS AND WARRANTIES OF SELLERS..................11
                  3.1      Organization and Good Standing....................11
                  3.2      Authority; No Conflict............................11
                  3.3      Capitalization....................................12
                  3.4      Financial Presentation............................13
                  3.5      Contracts; No Defaults............................14
                  3.6      Employee Benefits.................................15
                  3.7      Labor Relations; Compliance.......................15
                  3.8      Employees.........................................16
                  3.9      Insurance.........................................16
                  3.10     Environmental Matters.............................16
                  3.11     Adverse Claims....................................17
                  3.12     Ability of Company to Conduct Business............18
                  3.13     Disclosure........................................19
                  3.14     Brokers or Finders................................19

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER....................19
                  4.1      Organization and Good Standing....................19
                  4.2      Authority; No Conflict............................19
                  4.3      Investment Intent.................................20
                  4.4      Certain Proceedings...............................20
                  4.5      Buyer's Knowledge.................................20
                  4.6      Brokers or Finders................................20

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

         5.       COVENANTS AND ACKNOWLEDGMENTS..............................20
                  5.1      Buyer's Acknowledgments...........................20
                  5.2      Payment of Indebtedness by Related Persons........21
                  5.3      Best Efforts......................................21

         6.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE........21
                  6.1      Accuracy of Representations.......................21
                  6.2      Sellers' Performance..............................21
                  6.3      Additional Documents..............................22
                  6.4      No Proceedings....................................22
                  6.5      No Claim Regarding Stock Ownership or
                            Sale Proceeds. ..................................22
                  6.6      No Prohibition....................................22

         7.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.......22
                  7.1      Accuracy of Representations.......................22
                  7.2      Buyer's Performance...............................23
                  7.3      Additional Documents..............................23
                  7.4      No Injunction.....................................23

         8.       POST-CLOSING COVENANTS OF BUYER............................23
                  8.1      Completion of Phase I Review......................23
                  8.2      Completion of Reverse Stock Split.................23
                  8.3      Payment of Factored Receivables...................23
                  8.4      Access to Company Books and Records...............24

         9.       TERMINATION................................................24
                  9.1      Termination Events................................24
                  9.2      Effect of Termination.............................24

         10.      INDEMNIFICATION; REMEDIES..................................25
                  10.1     Survival; Right to Indemnification Not
                            Affected by Knowledge............................25
                  10.2     Indemnification and Payment of Damages
                            by Sellers.......................................26
                  10.3     Indemnification and Payment of Damages
                            by Sellers - Environmental Matters...............26
                  10.4     Indemnification and Payment of Damages
                            by Buyer.........................................27
                  10.5     Procedure for Indemnification; Third
                            Party Claims.....................................28
                  10.6     Procedure for Indemnification; Other Claims.......29
                  10.7     Limit on Indemnification Responsibility...........29

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         11.      GENERAL PROVISIONS.........................................29
                  11.1     Expenses..........................................29
                  11.2     Public Announcements..............................29
                  11.3     Compliance with Laws..............................30
                  11.4     Confidentiality...................................30
                  11.5     Notices...........................................30
                  11.6     Attorneys' Fees...................................31
                  11.7     Jurisdiction; Service of Process..................31
                  11.8     Construction; Representation by Counsel...........31
                  11.9     Arbitration.......................................32
                  11.10    Injunctive Relief; Specific Performance...........32
                  11.11    Freedom to Enter into Agreement...................32
                  11.12    Force Majeure.....................................32
                  11.13    Further Assurances................................33
                  11.14    Waiver............................................33
                  11.15    Entire Agreement and Modification.................33
                  11.16    Exhibits to this Agreement........................33
                  11.17    Assignments, Successors, and No
                            Third-party Rights...............................33
                  11.18    Severability......................................34
                  11.19    Section Headings, Construction....................34
                  11.20    Time of Essence...................................34
                  11.21    Counterparts......................................34
                  11.22    Governing Law.....................................35

                                    EXHIBITS


Exhibit "A" -            Capitalization/Long-Term Debt
Exhibit 2.2 -            Closing Payments
Exhibit 2.2.2 -          Purchase Price Allocation
Exhibit 2.5.1(ii) -      Noncompetition Agreement
Exhibit 2.5.1(iii) -     Director Resignation Certificate
Exhibit 3.4 -            Financial Presentation
Exhibit 3.5 -            Contracts
Exhibit 3.11 -           Adverse Claims

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of January 2, 1998, by and among Fields Aircraft Spares, Inc., a Utah corporation ("Buyer"), and each of the individuals listed on Exhibit "A" hereto (the "Sellers"), which individuals collectively own all of the issued and outstanding stock of Flightways Manufacturing, Inc., a California corporation (the "Company"), with reference to the following facts:

                                    RECITALS

         WHEREAS, the Company is engaged in the business of manufacturing and marketing high quality plastic components for commercial aircraft seats and interiors; and

         WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of common stock of the Company (the "Shares"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing recitals and the agreements and covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1:

         1.1 Applicable Contract.  "Applicable Contract" shall mean any Contract
(a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         1.2 Best Efforts. "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         1.3 Breach. A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         1.4 Buyer. "Buyer" shall mean Fields Aircraft Spares, Inc., a Utah corporation.

         1.5 Board. "Board" shall mean the Board of Directors of the Company.

         1.6      Closing.  "Closing"  shall  have  the  meaning  set  forth  in
Section 2.4 hereof.

         1.7 Closing Date. "Closing Date" shall mean the date and time as of which the Closing actually takes place.

         1.8 Company. "Company" shall mean Flightways Manufacturing, Inc., a California corporation.

         1.9      Consent.  "Consent"   shall   mean   any   approval,  consent,
ratification,  waiver,  or  other   authorization  (including  any  Governmental
Authorization).

         1.10 Contemplated Transactions. "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement, including (a) the sale of the Shares by Sellers to Buyer, (b) the execution, delivery, and performance of the Noncompetition Agreements, and each of the certificates and other documents set forth in Section 2.5.1 of this Agreement, (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement, and (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         1.11  Contract.   "Contract"   shall  mean  any  agreement,   contract,
obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         1.12     Damages.  "Damages"  shall  have  the  meaning  set  forth  in
Section 10.2 hereof.

         1.13 Encumbrance. "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

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

         1.14 Environment. "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         1.15 Environmental, Health, and Safety Liabilities. "Environmental, Health, and Safety Liabilities" shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c)  financial   responsibility  under  Environmental  Law  or
Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d)  any  other  compliance,  corrective,   investigative,  or
remedial measures required under Environmental Law or Occupational Safety and Health Law.

                  The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         1.16 Environmental Law. "Environmental Law" shall mean any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         1.17 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         1.18 Facilities. "Facilities" shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

         1.19 Financial Presentation. "Financial Presentation" shall have the meaning set forth in Section 3.4 hereof.

         1.20 Governmental Authorization. "Governmental Authorization" shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         1.21 Governmental Body. "Governmental Body" shall mean any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (d) multi-national organization or body, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         1.22   Hazardous   Activity.   Hazardous   Activity   shall   mean  the
distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         1.23 Hazardous Materials. "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         1.24 IRC. "IRC" shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         1.25 IRS. "IRS" shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         1.26 Knowledge. A Person will be deemed to have "Knowledge" of a particular fact or other matter if:

                  1.26.1 In the case of the Management Sellers, (a) such Person is actually aware of such fact or other matter, (b) such Person reasonably should have been aware of such fact or other matter, or (c) a prudent Person could be expected to discover or otherwise become aware of such fact or other matter in the Ordinary Course of Business in the role such Person performs and the duties such Person has with respect to such fact or other matter; and

                  1.26.2 In the case of the Nonmanagement Sellers, such Person is actually aware of such fact or other matter.

                  Buyer acknowledges that none of the Nonmanagement Sellers are directly involved in the management of the Company, and therefore the Nonmanagement Sellers may not have direct knowledge of matters relating to the Company.

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

         1.27 Legal Requirement. "Legal requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         1.28 Long-Term Debt. "Long-Term Debt" shall have the meaning set forth in Section 2.3 hereof.

         1.29 Management Sellers. "Management Sellers" shall mean the members of or a member of the class consisting of Beowulf Holdings, James Flynn, Naulty 1994 Living Trust, Christian J. Luhnow, Frank Scalise and Yung Ford, who constitute all of the Sellers who are, or have been in the past, actively involved in the operations of the Company, or who are currently on, or represented on the Board.

         1.30 Noncompetition Agreements. "Noncompetition Agreements" shall have the meaning set forth in Section 2.5.1(iii) hereof.

         1.31 Nonmanagement Sellers. "Nonmanagement Sellers" shall mean the members, or a member, of the class consisting of all of the Sellers who are not Management Sellers.

         1.32 Occupational Safety and Health Law. "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         1.33 Order. "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         1.34 Ordinary Course of Business. An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         1.35 Organizational  Documents.  "Organizational  Documents" shall mean
(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         1.36 Person. "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         1.37 Proceeding. "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         1.38 Purchase Price. "Purchase Price" shall have the meaning set forth in Section 2.2 hereof.

         1.39 Related Person. "Related Person" shall mean, with respect to a particular individual:

                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  "Related Person" shall mean, with respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any  individual  described in clause
(b) or (c).

                  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         1.40 Release. "Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         1.41 Representative. "Representative" shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         1.42 Reverse Stock Split. "Reverse Stock Split" shall have the meaning set forth in Section 8.2 hereof.

         1.43 Securities Act. "Securities Act" shall mean the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         1.44 Sellers. "Sellers" shall mean the individuals listed on Exhibit "A" hereto.

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

         1.45 Shares. "Shares" shall mean all of the issued and outstanding shares of common stock of the Company.

         1.46 Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         1.47 Threat of Release. "Threat of Release" shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         1.48 Threatened. A claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.       SALE AND TRANSFER OF SHARES; CLOSING.

         2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

         2.2      Purchase Price.

                  2.2.1 The purchase price for the Shares (the "Purchase Price") shall be Two Million, Eight Hundred and Sixty-Five Thousand, Six Hundred and Seventy-Two Dollars and Nineteen Cents ($2,865,672.19), payable at the Closing as set forth in Exhibit 2.2 to this Agreement, coincident with the transfer of the Shares from the Sellers to Buyer.

                  2.2.2 The parties agree and acknowledge that the Purchase Price shall be allocated as set forth on Exhibit 2.2.2 to this Agreement, and all parties agree to use such allocation for all reporting purposes.

         2.3 Buyer's Further Obligations. In addition to the payment of the Purchase Price as set forth above, Buyer shall assume and repay at the Closing One Million, One Hundred and Twenty-Four Thousand, Three Hundred and Twenty-Seven Dollars and Eighty-One Cents ($1,124,327.81) of debt and accrued interest, as shown as "Notes" and "Accrued Interest" on Exhibit "A" (the "Long-Term Debt"), which amounts shall be payable as set forth on Exhibit 2.2.

         2.4 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel located at 1299 Ocean Avenue, Fourth Floor, Santa Monica, California, at 11:00 a.m. (local time) on January 16, 1998, or at such other time and place as the parties may agree. Subject to the provisions of Section 9 of this Agreement, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.5      Closing Obligations.  At the Closing:

                  2.5.1    Sellers will deliver to Buyer:

                           (i) (A) certificates  representing  the  Shares, duly
endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, or (B) an executed Stock Assignment Separate From Certificate, in the form of Exhibit "B" to the Counterpart Signature Page and Waiver of Claims, and an executed Transfer and Indemnification Agreement, in the form of Exhibit "C" to the Counterpart Signature Page and Waiver of Claims;

                           (ii) noncompetition agreements in the form of Exhibit
2.5.1(ii), executed by Christian J. Luhnow, Frank Scalise and Yung Ford (collectively, the "Noncompetition Agreements"); and

                           (iii) Director Resignation  Certificates in  the form
of Exhibit 2.5.1(iii) executed by each of the directors of the Company except Christian J. Luhnow.

                  2.5.2    Buyer will deliver to Sellers:

                           (i) Two  Million,   Eight  Hundred   and   Sixty-Five
Thousand, Six Hundred and Seventy-Two Dollars and Nineteen Cents ($2,865,672.19) by check, or if agreed by Buyer, by wire transfer as set forth in Exhibit 2.2; and

                           (ii) written  evidence of the payment by Buyer of the
Long-Term Debt set forth on Exhibit "A", which amounts shall be payable as set forth on Exhibit 2.2.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         With the exception of representations and warranties relating to capitalization, as set forth in Section 3.3 and Exhibit "A", the Financial Presentation, as set forth in Section 3.4 and Exhibit 3.4, and environmental matters, as set forth in Section 3.10 and Exhibit 3.10, Seller's representations and warranties set forth in this Section 3 are expressly limited to the Knowledge of each of the Sellers and to those facts and matters which, individually or in the aggregate, may potentially have a material adverse effect on the ability of the Company to continue to operate and conduct its businesses as previously or currently operated and conducted. Based on the foregoing, Sellers jointly and severally represent and warrant to Buyer as follows, which representations and warranties are true as of the date hereof and will remain true as of the Closing Date:

         3.1      Organization and Good Standing.

                  3.1.1 The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as previously or currently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  3.1.2 Sellers have delivered to Buyer true and complete copies of the Organizational Documents of the Company, as currently in effect.

         3.2      Authority; No Conflict.

                  3.2.1 This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. Upon the execution and delivery by Sellers of the Noncompetition Agreements and each of the other documents set forth in Section 2.5.1 of this Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

                  3.2.2 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict   with,  or   result  in   a
violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the Board or the stockholders of the Company;

                           (ii)  contravene,  conflict  with,  or  result  in  a
violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

                           (iii)  contravene,  conflict  with,  or  result  in a
violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                           (iv) cause Buyer or the Company to become subject to,
or to become liable for the payment of, any Tax;

                           (v) cause any of the assets  owned by the  Company to
be reassessed or revalued by any taxing authority or other Governmental Body;

                           (vi)  contravene,  conflict  with,  or  result  in  a
violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                           (vii)  result in the  imposition  or  creation of any
Encumbrance upon or with respect to any of the assets owned or used by the Company.

                  No Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 Capitalization. Exhibit "A" to this Agreement sets forth the capitalization of the Company, including the identity of each and every stockholder of the Company and the full and complete number of shares held by each such stockholder of the Company. Other than as set forth in Exhibit "A" to this Agreement, there are no other shares of the Company outstanding and no other stockholders of the company. The authorized equity securities of the Company consist of fifty million (50,000,000) shares of common stock, no par value, of which fifty-three million, four hundred and twelve thousand, five hundred and eighty-two (53,412,582) shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all

Encumbrances. Sellers acknowledge that pursuant to the Company's Articles of Incorporation all of the Shares currently issued to Sellers have not yet been authorized, due to the Company's failure to file amended Articles of Incorporation of the Company with the California Secretary of State authorizing the issuance of all of the Shares. Sellers hereby waive any and all claims which they may have against the Company or Buyer for any defects in the issuance of the Shares arising out of the failure of Company to file amended Articles of Incorporation authorizing the issuance of such additional Shares. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4      Financial Presentation.

                  3.4.1 For purposes of this Section 3.4, the term "Net Book Value" shall mean (a) as at September 27, 1997, negative Five Hundred and Nineteen Thousand, Two Hundred and Eighty-Seven Dollars (-$519,287), and (b) as at December 31, 1997, the difference between the total assets and the total liabilities (other than shareholders' equity) of the Company, as reflected on the audited financial statements of the Company.

                  3.4.2 Exhibit 3.4 to this Agreement contains the "Financial Presentation" of the Company, which Financial Presentation sets forth the financial status of the Company as at September 27, 1997. Such Financial Presentation, including the exhibits and notes thereto, fairly presents the financial condition of the Company as at September 27, 1997, determined in accordance with the Company's prior accounting principles, applied on a consistent basis, subject to adjustments as reflected in the Financial Presentation. Such Financial Presentation reflects the consistent application of the Company's accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Presentation. From the date of the Financial Presentation through and including December 31, 1997, there has been no degradation of the Net Book Value, such that the Net Book Value as at December 31, 1997 will be less than the Net Book Value as at September 27, 1997. Except as set forth in the Financial Presentation, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Presentation and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

                  3.4.3 Since the date of the Financial Presentation, the Company has conducted its business only in the Ordinary Course of Business and there has not been any adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such an adverse change.

         3.5      Contracts; No Defaults.

                  3.5.1 Exhibit 3.5 to this Agreement contains a complete and accurate list, with reasonably complete details, including the parties and the amount of the remaining commitment of the Company, and Sellers have delivered to Buyer true and complete copies, of (i) each Applicable Contract that is material to the Company or the conduct of the Company's business, or pursuant to which the Company has obtained any of its equipment or assets, and (ii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                  3.5.2 Except as set forth in Exhibit 3.5 to this Agreement:

                           (i)  no Seller (and no  Related Person of any Seller)
has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company;

                           (ii)  no   officer,    director,   agent,   employee,
consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery;

                           (iii)  each  Contract  identified  or required  to be
identified in Exhibit 3.5 to this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

                           (iv) the  Company  is, and at all times has been,  in
full compliance with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound;

                           (v) each other Person that has or had any  obligation
or liability under any Contract under which the Company has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

                           (vi) no event has  occurred  or  circumstance  exists
that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                           (vii) the Company  has not given to or received  from
any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                  3.5.3 There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                  3.5.4 The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.6 Employee Benefits. There are no "Plans," as defined in ERISA ss. 3(3), of which the Company, or any other person that, together with the Company, would be treated as a single employer under IRC ss. 414 (an "ERISA Affiliate") is or was a "Plan Sponsor," as defined in ERISA ss. 3(16)(B), or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated, and the Company has no other obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents of the Company.

         3.7 Labor Relations; Compliance. The Company has never been and is not presently a party to any collective bargaining or other labor Contract. There has never been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

         3.8 Employees. No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. No director, officer, or other key employee of the Company intends to terminate his or her employment with the Company.

         3.9 Insurance. All insurance policies to which the Company is a party or that provide coverage to any Seller, the Company, or any director or officer of the Company (A) are valid, outstanding, and enforceable, (B) are issued by an insurer that is financially sound and reputable, (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed, (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which the Company is bound, (E) will continue in full force and effect following the consummation of the Contemplated Transactions, and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

         3.10     Environmental Matters.

                  3.10.1 The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  3.10.2   There   are  no   pending   or   Threatened   claims,
Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

                  3.10.3 There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, the Company or any other Person has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

                  3.10.4 Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         3.11     Adverse  Claims.   Except  as  reflected   on   the  Financial
Presentation or as set forth in Exhibit 3.11 to this Agreement:

                  3.11.1 there is no pending Proceeding that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company;

                  3.11.2 there is no Threatened Proceeding, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, and Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Exhibit 3.11 to this Agreement.

                  3.11.3 the Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  3.11.4 no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

                  3.11.5 the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  3.11.6 there is no Order to which the Company, or any of the assets owned or used by the Company, is subject, no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company, and no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company;

                  3.11.7 the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject; and

                  3.11.8 The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Legal Requirements, and Sellers have delivered to Buyer copies of all such Tax Returns filed.

         3.12 Ability of Company to Conduct Business. There are no facts or circumstances currently pending or Threatened which may have a material adverse impact on the ability of the Company to continue conducting its business and operations as currently or previously conducted.

         3.13     Disclosure.

                  3.13.1 Sellers have provided Buyer with full and complete access to the books and records of the Company and made all management and other appropriate personnel of the Company available to representatives of Buyer, to respond to inquiries regarding such books and records and to questions which have come to Buyer's attention regarding such books and records and/or the business and operations of the Company. The materials and information thus provided to Buyer are sufficient for Buyer to become fully and completely aware of any and all pending, Threatened or potential liabilities of the Company, or facts or circumstances which could reasonably be expected to have a material and adverse impact on the ability of the Company to continue conducting its business and operations as previously or currently conducted.

                  3.13.2 Sellers have provided Buyer with all information which could reasonably impact on the accuracy of the representations and warranties of Buyers as set forth in Section 3 of this Agreement, and there is no fact known to any Seller that has specific application to any Seller or to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

                  3.13.3 No representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         3.14 Brokers or Finders. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah.

         4.2      Authority; No Conflict.

                  4.2.1 This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  4.2.2 Neither the execution and delivery of this  Agreement by
Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's actual knowledge, no such Proceeding has been Threatened.

         4.5 Buyer's Knowledge. Based on Buyer's and its affiliate's due diligence investigation and review of the Company, Buyer does not have actual knowledge of any fact or matter which has not been disclosed in this Agreement and/or in any exhibits to this Agreement and which would constitute a breach of Seller's representations and warranties as set forth in Section 3 of this Agreement.

         4.6 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.       COVENANTS AND ACKNOWLEDGMENTS.

         5.1 Buyer's Acknowledgments. Buyer acknowledges that the Board has taken actions prior to the Closing in connection with (i) the amendment of the Company's Compensation Program to provide that bonuses payable to management of the Company on January 13, 1998 are to be calculated, on a non-adjusted basis, through January 2, 1998, rather than through December 31, 1997, and (ii) the amendment of the Company's Management Program to authorize the issuance to certain management of the Company of additional shares of the Company's common stock, in cancellation of the obligation of the Sellers to contribute their Shares for the compensation of such management employees of the Company. Buyer agrees that the above actions by the Board shall not constitute a breach of any of the representations and warranties of the Sellers contained in Section 3 of this Agreement.

                  Buyer further acknowledges the obligation of the Company to pay Ten Thousand Dollars ($10,000.00) to Akre, Bryan & Chang for legal fees incurred in the representation of the Sellers in connection with the negotiation and execution of this Agreement and the consummation of the Contemplated Transactions.

         5.2 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company by any Seller or by any Related Person of any Seller to be paid in full prior to Closing.

         5.3 Best Efforts. Between the date of this Agreement and the Closing Date, Buyer and Sellers will use their respective Best Efforts to cause the conditions in Sections and to be satisfied.

6.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in its sole and absolute discretion, in whole or in part):

         6.1 Accuracy of Representations. All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to this Agreement.

         6.2      Sellers' Performance.

                  6.2.1 All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Sellers and/or the Company shall have filed with the California Secretary of State amended Articles of Incorporation of the Company authorizing the issuance of all of the Shares.

                  6.2.2 Seller's shall have delivered to Buyer executed written Contracts between the Company and all principal employees of the Company who now have, or may in the past have had, access to any proprietary information of the Company, assigning to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company.

                  6.2.3 Each document required to be delivered by Sellers pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations in Section 5 must have been performed and complied with in all respects.

         6.3 Additional Documents. Sellers must have delivered to Buyer such documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or
(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         6.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         6.5 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         6.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         7.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         7.2      Buyer's Performance.

                  7.2.1 All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  7.2.2 Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and must have made the cash payments required to be made by Buyer pursuant to Section 2.5.2.

         7.3 Additional Documents. Buyer must have caused to be delivered to Sellers such documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or
(iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

         7.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.       POST-CLOSING COVENANTS OF BUYER.

         8.1 Completion of Phase I Review. Buyer shall, within thirty (30) days after the Closing Date, retain an environmental investigation firm to, as promptly as practical, complete a Phase I environmental investigation of Company's facility located at 7660 Densmore Avenue, Van Nuys, California, and, within sixty (60) days following such investigation, complete such further environmental studies or investigation as the initial Phase I report deems prudent (the "Phase I Review").

         8.2 Completion of Reverse Stock Split. Buyer shall, within thirty (30) days after the Closing Date, file with the California Secretary of State the necessary amendment to the Company's Articles of Incorporation to reduce the number of shares authorized, in order to effectuate a reverse stock split of the Company's stock (the "Reverse Stock Split").

         8.3 Payment of Factored Receivables. The Company has outstanding, as of the date hereof, an obligation to pay the sum of One Hundred Eighty-two Thousand, Six Hundred and Sixty Dollars and Fifty-Four Cents ($182,660.54) to certain Sellers, representing funds previously advanced to the Company by such Sellers (less agreed discounts) which were to be repaid by the Company upon collection of certain designated accounts receivable. Buyer hereby expressly agrees to cause the Company to use reasonable commercial efforts to collect such accounts receivable, and to pay the amounts so collected to such Sellers on a weekly basis. If and to the extent that the Company has not collected, and repaid to such Sellers, the entire outstanding obligation by not later than sixty (60) days from the date hereof, Buyer expressly guarantees the payment of any unpaid balance of such obligation on such date.

         8.4 Access to Company Books and Records. Buyer shall, from and after the Closing Date, provide Sellers or any Seller's designated representative access to the Company's books and records, at the principal place of business of Company during normal business hours upon no less than two business days prior notice, in the event that there are claims (i) against any Seller relating to such Seller's indemnification responsibilities pursuant to this Agreement, (ii) against any Seller relating to such Seller's prior status as a director or shareholder of the Company, or (iii) against any Seller for tax obligations. Such access to, and review of, the books and records of the Company shall be limited to the purpose for which such review is undertaken, and to those documents which relate to such purpose.

9.       TERMINATION.

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) (i) by Buyer if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in
Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Buyer and Sellers; or

                  (d) by Buyer or Sellers if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 16, 1998, or such later date as the parties may agree upon.

                  Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.4 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      INDEMNIFICATION; REMEDIES.

         10.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, any exhibits to this Agreement, the supplements to any exhibits to this Agreement, the certificates delivered pursuant to Section 2.5.1 of this Agreement, and in any other certificate or document delivered pursuant to this Agreement will survive the Closing up and until the date which is one (1) year from the Closing Date, except that;

                  10.1.1 From and after the earlier of the Reverse Split or thirty (30) days from the Closing Date, Seller's only indemnification responsibilities relating to the representations and warranties set forth in
Section 3.3 of this Agreement shall be as to claims that the information set forth in Exhibit "A" is inaccurate, or claims by third parties not listed on Exhibit "A", both of which claims shall survive the Closing indefinitely; and

                  10.1.2 All representations and warranties set forth in Section
3.10 of this Agreement relating to environmental matters will survive the Closing indefinitely; provided, however; if the Phase I Review does not reveal any potential environmental issues which could be attributed to Sellers and/or the Company, then the survivability of the representations and warranties set forth in Section 3.10 of this Agreement will immediately terminate; further provided, however, if Buyer fails to retain an environmental investigation firm within thirty (30) days after the Closing Date and as promptly as practical complete the Phase I Review, then the survivability of the representations and warranties set forth in Section 3.10 of this Agreement will immediately terminate.

         The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2 Indemnification and Payment of Damages by Sellers. Sellers severally, and not jointly, in proportion to their ownership of the Shares, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to any exhibit to this Agreement, the exhibits to this Agreement, the supplements to the exhibits to this Agreement, or any other certificate or document delivered by Sellers pursuant to this Agreement);

                  (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the exhibits to this Agreement, other than any such Breach that is disclosed in a supplement to the exhibits to this Agreement and is expressly identified in the certificate delivered pursuant to Section 2.5.1(iii) as having caused the condition specified in Section 6.1 not to be satisfied;

                  (c) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement;

                  (d) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date; or

                  (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

         The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         10.3 Indemnification and Payment of Damages by Sellers Environmental Matters. In addition to the provisions of Section 10.2, Sellers severally, and not jointly, in proportion to their ownership of the Shares, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                  (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii)
(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

                  (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspec prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

         Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.5 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

         10.4 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (b) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or (c) Buyer's operation of the Company from and after the Closing.


         10.5     Procedure for Indemnification; Third Party Claims.

                  10.5.1  Promptly after receipt by an  indemnified  party under
Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  10.5.2 If any Proceeding referred to in Section 10.5.1 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  10.5.3 Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  10.5.4 Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         10.6  Procedure  for   Indemnification;   Other  Claims.  A  claim  for
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         10.7 Limit on Indemnification Responsibility. Except as to claims for a breach of the representations and warranties set forth in Sections 3.3 or 3.10 of this Agreement, relating to capitalization and environmental matters, respectively, for which there shall be no limit to Seller's indemnification responsibilities, the maximum aggregate indemnification to which the Buyer shall be entitled shall not exceed One Million Dollars ($1,000,000.00).

11.      GENERAL PROVISIONS.

         11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Except as otherwise expressly provided in this Agreement, Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, in its sole and absolute discretion. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         11.3 Compliance with Laws. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is a conflict between any term, condition or provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the term, condition or provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, provided that such construction is consistent with the intent of the parties as expressed in this Agreement.

         11.4 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or from he Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

         11.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         If to Sellers:                         With copy to:

         Flightways Manufacturing, Inc.         Akre, Bryan & Chang
         7660 Densmore Avenue                   355 South Grand Avenue, Ste 4100
         Van Nuys, California 91406             Los Angeles, California  90071
         Attn: Chris Luhnow, President          Attn: Steven K. Hazen, Esq.
         Fax: (818) 908-2186                    Fax: (213) 626-1428

         If to Buyer:

         Fields Aircraft Spares, Inc.           Stein & Kahan, A Law Corporation
         341 "A" Street                         1299 Ocean Avenue, 4th Floor
         Fillmore, California  93015-1931       Santa Monica, California  90401
         Attn: Alan Fields                      Attn: Robert L. Kahan, Esq.
         Fax (805) 583-0825                     Fax: (310) 394-4759

         11.6 Attorneys' Fees. In the event that any party to this Agreement shall commence or otherwise be made a party to any suit, action, arbitration or other proceeding to interpret this Agreement, or determine or enforce any right or obligation created hereby, including but not limited to any action for rescission of this Agreement or for a determination that this Agreement is void or ineffective ab initio, the prevailing party in such action shall recover such party's costs and expenses incurred in connection therewith, including attorney's fees and costs of appeal, if any. Any court, arbitrator or panel of arbitrators shall, in entering any judgement or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgement or award such party's costs and expenses as provided in this Section 11.6.

         11.7 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.8 Construction; Representation by Counsel. The parties to this Agreement represent that they have been represented and advised by counsel in connection with the negotiation and preparation of this Agreement, and this Agreement shall be deemed to have been drafted jointly by the parties, notwithstanding that one party or the other may have performed the actual drafting hereof. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

         11.9 Arbitration. The parties hereby agree that any and all disputes or claims arising hereunder or relating hereto, or arising under or relating to any document or instrument delivered pursuant hereto, including but not limited to claims for rescission of this Agreement or that this Agreement is void or ineffective ab initio, actions to interpret or construe this Agreement, or any actions to determine the rights and obligations of any party to this Agreement or to enforce any such rights or obligations, shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. The parties expressly agree and acknowledge that any award rendered in such arbitration shall be final, binding and conclusive, and judgement may be entered in any court of competent jurisdiction upon any such award. Such arbitration shall be held in Los Angeles, California.

         11.10 Injunctive Relief; Specific Performance. The parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement would result in severe and irreparable injury to the other party, which injury could not be adequately compensated by an award of money damages, and the parties therefore agree and acknowledge that they shall be entitled to injunctive relief in the event of any breach of any material term, condition or provision of this Agreement, or to enjoin or prevent such a breach, including without limitation an action for specific performance hereof, and the parties hereby irrevocably consent to the issuance of any such injunction. The parties further agree that no bond or surety shall be required in connection therewith.

         11.11 Freedom to Enter into Agreement. Each party hereby expressly represents and warrants that it is free to enter into this Agreement and that such party has not made and will not hereafter make any agreement or commitment in conflict with the provisions hereof, or which or might interfere with the full and complete performance of such party's obligations hereunder.

         11.12 Force Majeure. No party shall be liable for any failure of or delay in performance of its obligations hereunder to the extent that such failure or delay is due to circumstances beyond such party's control, including, but not limited to, acts of God, acts of a public enemy, fires, floods, earthquakes, storms, explosions, wars, civil disturbances, sabotage, insurrections, blockades, embargoes, labor disputes, or acts of any governmental body (collectively, "Force Majeure"), nor shall any such failure or delay give any other party any right to terminate this Agreement or accelerate any obligations hereunder. Each party shall use its best efforts to minimize the duration and consequences of any failure or delay resulting from any Force Majeure.

         11.13 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.14 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.15 Entire Agreement and Modification. This Agreement, including all exhibit hereto, supersedes all prior agreements between the parties with respect to its subject matter, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.16    Exhibits to this Agreement.

                  11.16.1 The disclosures in the exhibits to this Agreement, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  11.16.2 In the event of any inconsistency between the statements in the body of this Agreement and those in the exhibits to this Agreement (other than an exception expressly set forth as such in the exhibits to this Agreement with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.17 Assignments, Successors, and No Third-party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Notwithstanding the foregoing, Sellers acknowledge that Buyer may transfer the

Shares to their lender as collateral for Company's debts. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.18 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.19 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding "Section" or "Sections" of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.20 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.21 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.22 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

"Buyer"                                     "Sellers"

Fields Aircraft Spares, Inc.,                Beowulf Holdings Corp.
a Utah corporation
By: /s/ Alan M. Fields                       By: /s/ Phillip Hillhouse
   ---------------------------                  ------------------------
Its: COO                                         /s/ James Flynn
   ---------------------------                  ------------------------

                               Ashtree Corporation

                              By: /s/ Mark Allison
                                                ------------------------

                                             Naulty 1994 Living Trust

                                             By: /s/ Richard Naulty
                                                ------------------------
                                  Its: Trustee
                                                ------------------------

                                                /s/ Christian Luhnow
                                                ------------------------
                                                /s/ Frank Scalise
                                                ------------------------
                                  /s/ Yung Ford
                                                ------------------------
                                                /s/ William Lautman
                                                ------------------------
                                                /s/ Keith Coleman
                                                ------------------------

                                             Kenneth S. Koontz Trust

                                             By: /s/ Kenneth S. Koontz
                                                 -----------------------
                                                 /s/ Kit Jennings
                                                 -----------------------
                                                 /s/ Alfonso Gimenez
                                                 -----------------------
                                                 /s/ Jim Tcheng
                                                 -----------------------
                                                 /s/ Jeffrey Moody
                                                 -----------------------
                                                 /s/ Shirley Moody
                                                 -----------------------
                                                 /s/ Donald Moody
                                                 -----------------------
                                                 /s/ Mike Marchetta
                                                 -----------------------
                                                 /s/ Dan Lautman
                                                 -----------------------
                                                 /s/ Edward Brown
                                                 -----------------------
                                                 /s/ Mark Evans
                                                 -----------------------